Exhibit 99.1

March 19, 2020

Liberty Media Corporation Announces Full Repayment of Live Nation Margin Loan

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Media Corporation (“Liberty Media”) (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA,  FWONK) today announced that is has fully repaid the Live Nation Entertainment (NYSE: LYV) margin loan using a portion of cash on hand.  With the payment of $130 million, there are no margin or other price triggers that could require a sale of the underlying stock.  Liberty Media owns approximately 69.6 million shares of Live Nation common stock.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation's interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty Media Corporation's subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA, FWONK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Live Nation Entertainment and minority equity investment in AT&T Inc.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation